Exhibit 99.1

REGAL ENTERTAINMENT GROUP ANNOUNCES EARLY TENDER RESULTS

Knoxville, Tennessee, March 11, 2014 — Regal Entertainment Group (“Regal” or the “Company”) (NYSE: RGC) today announced the early results for its previously announced tender offers (the “Offers”) to purchase for cash any and all of the 9 1/8% Senior Notes due 2018 of the Company listed in the table below and any and all of the 8 5/8% Senior Notes due 2019 of Regal Cinemas Corporation, a Delaware corporation and wholly-owned subsidiary of the Company, listed in the table below (collectively, the “Notes”).

The table below sets forth the aggregate principal amount and percentage of Notes validly tendered and not validly withdrawn as of the previously announced early tender date and time of 5:00 p.m., New York City time, on March 10, 2014 (the “Early Tender Date”).

Title of Security and CUSIP Numbers	Outstanding Principal Amount	Principal Amount Tendered	Percent of Outstanding Principal Amount Tendered
9 1/8% Senior Notes due 2018 of Regal Entertainment Group (CUSIP No. 758766AE9; ISIN No. US758766AE92)	$311,362,000	$222,270,000	71.4%
8 5/8% Senior Notes due 2019 of Regal Cinemas Corporation (CUSIP No. 758753AD9; ISIN No. US758753AD98)	$400,000,000	$355,815,000	89.0%

The Offers are subject to the terms and conditions, including a Financing Condition, described in the Offer to Purchase, dated February 25, 2014 (the “Offer to Purchase”), and related Letter of Transmittal (together with the Offer to Purchase, the “Offer Documents”), relating to the Offers. Subject to the terms and conditions of the Offers, the Company expects that it will accept for purchase all Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date and settle such Notes on March 11, 2014.

Withdrawal rights for the Notes expired at 5:00 p.m., New York City time, on March 10, 2014. Tendered Notes may no longer be withdrawn, except to the extent that Regal is required by law to provide additional withdrawal rights.

The Offers will expire at 12:01 a.m., New York City time, on March 25, 2014, unless extended or earlier terminated by the Company (such date and time, as may be extended or earlier terminated with respect to an Offer, the “Expiration Date”). Holders of Notes who validly tender their Notes after the Early Tender Date and on or before the Expiration Date will be eligible to receive only the applicable base offer consideration set forth in the Offer to Purchase, which amount does not include the early tender premium of $30 per $1,000 principal amount of Notes. The base offer consideration with respect to each series of Notes has not been changed.

The Company also announced today that it intends to call for redemption all Notes that remain outstanding following the consummation of the Offers at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest payable thereon up to, but not including, the redemption date, in accordance with the terms of the indentures governing the Notes.  Redemption of the remaining Notes is expected to occur on April 10, 2014.

The Company has retained Credit Suisse Securities (USA) LLC, Barclays Capital Inc., BofA Merrill Lynch, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC to act as dealer managers for the Offers and D.F. King & Co., Inc. to act as information agent for the Offers.  For additional information regarding the terms of the Offers, please contact Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) or (212) 325-2476 (collect); Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect); Deutsche Bank Securities Inc. at (866) 627-0391 (toll-free) or (212) 250-2955 (collect); or Wells Fargo Securities, LLC at (866) 309-6316 (toll-free) or (704) 410-4760 (collect).  Requests for documents and questions regarding the tendering of the Notes may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for banks and brokers only) or (800) 431-9633 (for all others toll-free).

This press release does not constitute an offer to purchase or the solicitation of an offer to sell any securities.  The Offers are made only pursuant to the Offer Documents.  Holders and investors should read carefully the Offer Documents because they contain important information, including the various terms of and conditions to the Offers.  None of the Company, the dealer managers, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in an Offer.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2014. All forward-looking statements are expressly qualified in their entirety by such factors.

About Regal Entertainment Group

Regal Entertainment Group (NYSE: RGC) operates the largest and most geographically diverse theatre circuit in the United States, consisting of 7,406 screens in 581 theatres in 42 states along with Guam, Saipan, American Samoa and the District of Columbia as of January 23, 2014. The Company operates theatres in 46 of the top 50 U.S. designated market areas. We believe that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.

Additional information is available on the Company’s Web site at www.REGmovies.com.

Financial Contact:	Media Contacts:

Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President Investor Relations and Planning	Senior Vice President and Chief Marketing Officer
865-925-9685	865-925-9539
kevin.mead@regalcinemas.com